EXHIBIT 4.4.1

AMENDMENT TO THE
CONTRACT FOR RENDERING SERVICES

BETWEEN

ADMINISTRADORA DE FONDOS DE PENSIONES PROVIDA S.A.

AND

BBVA SERVICIOS CORPORATIVOS LIMITADA

In Santiago de Chile, on March 30, 2011, appears on one hand, ADMINISTRADORA DE FONDOS DE PENSIONES PROVIDA S.A. (from hereon, “PROVIDA”), company whose line of business is as its name indicates, Chilean Tax ID No. 98.000.400-7, is represented by Mr. Pedro Carlo Ljubetic Rich, Chilean, married, industrial civil engineer, Chilean ID No. 9.570.689-4 and Mr. Rodrigo Peña Socías, Chilean, single, attorney-at-law, Chilean ID No. 8.862.295-2, both domiciled for the purpose hereunder, at Av. Pedro de Valdivia 100, 16th floor, Commune of Providencia, Santiago and on the other hand, BBVA SERVICIOS CORPORATIVOS LIMITADA from hereon “BBVA SERVICIOS”) company whose line of business is as its name indicates, Chilean Tax ID No. 76.545.87-6, duly represented by its Chief Executive Officer, Mr. Eduardo Meynet Biancardi, Chilean, married, commercial engineer, Chilean ID No. 10.437.434-4, domiciled for the purpose hereunder, at Av. Pedro de Valdivia 100, 10th floor, Commune of Providencia, Santiago, Chile, who set forth the following:

FIRST: On December 31, 2009, the appearing parties signed an Outsourcing Service Contract (the “Contract”) through which BBVA SERVICIOS was obligated to render to PROVIDA determined support services. Among others, the Contract includes: (i) sale to BBVA SERVICIOS of the physical assets necessary to render the services; (ii) the rental of real estate and real estate space necessary to function; (iii) the assignment to BBVA SERVICIOS of determined rental contracts; (iv) the assignment to BBVA SERVICIOS of the work contracts of PROVIDA workers that rendered the services to be outsourced at the moment of subscribing the Contract, transferring these to BBVA SERVICIOS, by virtue of the law.

SECOND: That both appearing parties have a agreed a reduction equivalent to UF 36,110 in the price for the year 2011, with a final price of UF 233,225.91, amount which was approved by the Board of Directors of Provida in its meeting held on February 23, 2011.

THIRD: In accordance with the foregoing, the clause thirty nine is modified in the sense that the annual price of hired services for the year 2011 is the amount equivalent to UF 233,225.91.

FOURTH: With regard to what has not been modified, the Contract singularized in the aforementioned first clause, will fully apply

The parties sign two copies of the Contract hereunder at the place and on the date first written above.

Pedro Carlo Ljubetic Rich                                    Rodrigo Peña Socías
By: Administradora de Fondos de Pensiones Provida S.A.

Eduardo Meynet Biacardi
By: BBVA Seguros Corporativos Ltda.